EXHIBIT 99.1

TO BUSINESS, HEALTH AND MEDICAL EDITORS:

ISTA Pharmaceuticals to Raise $36.75 Million through Private Financing

IRVINE, Calif., June 27 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today announced it has entered into definitive agreements with institutional accredited investors with respect to the private placement of 5.25 million shares of its common stock at a purchase price of $7.00 per share for expected gross proceeds of approximately $36.75 million before payment of placement agent commissions and offering expenses. Closing is expected to occur on or about June 29, 2007, subject to customary closing conditions. Lehman Brothers is serving as lead placement agent with Lazard Freres & Co. LLC, Susquehanna Financial Group, LLLP, and Thomas Weisel Partners LLC serving as additional placement agents for the transaction.

The offering was made only to select accredited investors in accordance with Section 4(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The securities offered in this placement have not been registered under the Securities Act of 1933, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. As part of the transaction, ISTA has agreed to file a registration statement with the SEC covering the resale of the shares of common stock to be issued in the offering. This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The statement in this press release regarding the expected closing of the private placement is a forward-looking statement that involves risks and uncertainties including, but not limited to, changes in market, economic, and/or business conditions, and other factors detailed in the Company’s filings with the SEC, including its recent filings on Forms 10-K and 10-Q. Although ISTA believes the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking statement included herein, the inclusion of such information should not be regarded as a representation by ISTA or any other person that ISTA’s objectives or plans will be achieved. ISTA undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE ISTA Pharmaceuticals, Inc.

        -0-                     06/27/2007

/CONTACT: Vince Anido, Ph.D., +1-949-788-5311, or vanido@istavision.com; or Lauren Silvernail, +1-949-788-5302, or lsilvernail@istavision.com, both of ISTA Pharmaceuticals; or Investors: Juliane Snowden, jsnowden@burnsmc.com, or Nicki Kahner, nkahner@burnsmc.com; or Media: Jason Farber, jfarber@burnsmc.com, or Kristin Faucette, kfaucette@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals/

/First Call Analyst: /

/FCMN Contact: nkahner@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)